Exhibit 4.3

EXECUTION VERSION

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of October 12, 2012, among Lender Processing Services, Inc. (the “Issuer”), the guarantors party hereto (the “Guarantors”) and U.S. Bank National Association (f/k/a U.S. Bank National Association, Corporate Trust Services), as trustee (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Issuer, the Guarantors and the Trustee are parties to an Indenture dated as of July 2, 2008, providing for the issuance of the Issuer’s 8.125% Senior Notes due 2016 (the “Notes”), initially in the aggregate principal amount of 375,000,000;

WHEREAS, Section 9.02 of the Indenture provides, among other things, that the Issuer, the Guarantor and the Trustee may amend certain terms of the Indenture with the written consent of the Holders (as defined in the Indenture) of a majority in principal amount of the outstanding Notes;

WHEREAS, the Issuer has offered to purchase for cash all of the Notes and has solicited consents to certain amendments to the Indenture (the “Proposed Amendments”) pursuant to the Issuer’s Offer to Purchase and Consent Solicitation Statement dated September 27, 2012 (the “Consent Solicitation”);

WHEREAS, the Issuer has obtained the written consent to the Proposed Amendments to the Indenture from the Holders of a majority in principal amount of the outstanding Notes; and

WHEREAS, the execution and delivery of this Supplemental Indenture has been duly authorized by the parties thereto and all conditions and requirements necessary to make this instrument a valid and binding agreement have been duly performed and complied with.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, the Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture have the definitions contained therein.

2. Amendments. The following amendments shall automatically become effective upon payment by the Issuer of the fee payable to Holders pursuant to the Consent Solicitation:

(a)	Sections 4.03 through 4.14 of the Indenture shall be amended and restated in their entirety to read as follows:

“Section 4.03 [Intentionally Omitted]

Section 4.04 [Intentionally Omitted]

Section 4.05 [Intentionally Omitted]

Section 4.06 [Intentionally Omitted]

Section 4.07 [Intentionally Omitted]

Section 4.08 [Intentionally Omitted]

Section 4.09 [Intentionally Omitted]

Section 4.10 [Intentionally Omitted]

Section 4.11 [Intentionally Omitted]

Section 4.12 [Intentionally Omitted]

Section 4.13 [Intentionally Omitted]

Section 4.14 [Intentionally Omitted]”

(b)	Sections 4.16 through 4.18 of the Indenture shall be amended and restated in their entirety to read as follows:

“Section 4.16 [Intentionally Omitted]

Section 4.17 [Intentionally Omitted]

Section 4.18 [Intentionally Omitted]”

(c)	Section 5.01 of the Indenture shall be amended and restated in its entirety to read as follows:

“Section 5.01 Consolidation, Merger or Sale of Assets by the Company; No Lease of All or Substantially All Assets.

(a) The Company will not

(i) consolidate with or merge with or into any Person, or

(ii) sell, convey, transfer, or otherwise dispose of all or substantially all of its assets as an entirety or substantially an entirety, in one transaction or a series of related transactions, to any Person or

(iii) permit any Person to merge with or into the Company

unless

(1) either (x) the Company is the continuing Person or (y) the resulting, surviving or transferee Person is a Person organized and validly existing under the laws of the United States of America or any jurisdiction thereof and expressly assumes by supplemental Indenture all of the obligations of the Company under the Indenture and the Notes and the Registration Rights Agreement, provided that in the case where the surviving Person is not a corporation, a co-obligor of the Notes is a corporation; and

(2) the Company delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that the consolidation, merger or transfer and the supplemental indenture (if any) comply with the Indenture.

(b) The Company shall not lease all or substantially all of its assets, whether in one transaction or a series of transactions, to one or more other Persons.

(c) Upon the consummation of any transaction effected in accordance with these provisions, if the Company is not the continuing Person, the resulting, surviving or transferee Person will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the Notes with the same effect as if such successor Person had been named as the Company in the Indenture. Upon such substitution, unless the successor is one or more of the Company’s Subsidiaries, the Company will be released and discharged in all respects from its obligations under the Indenture and the Notes.

(d)	Section 6.01 of the Indenture shall be amended and restated in its entirety to read as follows:

“Section 6.01. Events of Default. An “Event of Default” occurs if

(1) the Company defaults in the payment of the principal of any Note when the same becomes due and payable at maturity, upon acceleration or redemption, or otherwise (other than pursuant to an Offer to Purchase);

(2) the Company defaults in the payment of interest (including any Additional Interest) on any Note when the same becomes due and payable, and the default continues for a period of 30 days;

(3) the Company or any Guarantor fails to comply with Article 5;

(4) [Intentionally Omitted];

(5) [Intentionally Omitted];

(6) [Intentionally Omitted];

(7) an involuntary case or other proceeding is commenced against the Company with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding remains undismissed and unstayed for a period of 60 days; or an order for relief is entered against the Company under the federal bankruptcy laws as now or hereafter in effect;

(8) the Company (i) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (ii) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or for all or substantially all of the property and assets of the Company or (iii) effects any general assignment for the benefit of creditors (an event of default specified in clause (7) or (8) a “bankruptcy default”); or

(9) any Note Guaranty ceases to be in full force and effect, other than in accordance the terms of the Indenture, or a Guarantor denies or disaffirms its obligations under its Note Guaranty.”

(e)	The Indenture is hereby amended by deleting from the Indenture any definitions set forth in Section 1.01 that are used solely in sections deleted by this Supplemental Indenture.

(f)	All references to Sections 4.03, 4.04. 4.05, 4.06, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.16, 4.17, 4.18, 5.01 and 6.01 shall mean references to such sections as amended by this Supplemental Indenture.

3. Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

4. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

5. Trustee Makes No Representation. The Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Issuer and the Guarantors, and the Trustee makes no representation with respect to any such matters. Additionally, the Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

6. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

7. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

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IN WITNESS WHEREOF, the parties hereto have caused the Indenture to be duly executed as of the date first written above.

Lender Processing Services, Inc. as Issuer

By:	/s/ Thomas L. Schilling
	Name:	Thomas L. Schilling
	Title:	Executive Vice President and Chief Financial Officer

DOCX, LLC
Espiel, Inc.
Lender Processing Services, LLC
Lender’s Service Title Agency, Inc.
LPS Agency Sales and Posting, Inc.
LPS Applied Analytics, LLC
LPS Asset Management Solutions, Inc.
LPS Default Management, LLC
LPS Default Solutions, Inc.
LPS Field Services, Inc.
LPS IP Holding Company, LLC
LPS Management, LLC
LPS Mortgage Processing Solutions, Inc.
LPS National Flood, LLC
LPS National TaxNet, Inc.
LPS Origination Technology, Inc.
LPS Portfolio Solutions, LLC
LPS Real Estate Data Solutions, Inc.
LPS Real Estate Group, Inc.
LPS Valuation Solutions, LLC
LRT Record Services, Inc.
LSI Alabama, LLC
LSI Appraisal, LLC
LSI Title Agency, Inc.
LSI Title Agency of Arkansas, LLC
LSI Title Company
LSI Title Company of Oregon, LLC
LSI Title Insurance Agency of Utah, Inc.
McDash Analytics, LLC
OnePointCity, LLC
RealEC Technologies, Inc.

as Guarantors

By:	/s/ Thomas L. Schilling
	Name:	Thomas L. Schilling
	Title:	Executive Vice President, Chief Financial Officer and Chief Accounting Officer

U.S. Bank National Association as Trustee

By:	/s/ Jack Ellerin
	Name:	Jack Ellerin
	Title:	Vice President